Exhibit 99.1

Press Release	O'Hara House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone +1 441 292 8515
Fax +1 441 294 7307
www.xlgroup.com

Contact:	David Radulski	Carol Parker-Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL Group Announces Realigned P&C Operating Model and Related Senior Role Changes

Paul Brand to Lead New Innovation Group; Greg Hendrick Appointed President, Property & Casualty;

Hamilton, Bermuda - October 26, 2016 - Today XL Group Ltd (“XL” or the “Company”) (NYSE: XL) announced senior role changes in connection with a planned realignment of its Property & Casualty (“P&C”) Operating Model, all of which will be effective January 1, 2017.

Paul Brand, currently Chief Underwriting Officer, Insurance, will lead a new internal innovation team, Accelerate. Greg Hendrick, currently Chief Executive of Reinsurance, will assume the new role of President, Property & Casualty overseeing the Company’s entire P&C operation.
The new P&C organizational structure will consist of four business groups aligned principally to their patterns of distribution and client focus: Global Lines, International and North America groups in Insurance, with global Reinsurance comprising the fourth group.
As part of the P&C realignment, XL also announced leadership changes in key P&C Capabilities including Kelly Lyles, currently Chief Regional Officer, Insurance, who will assume the new role of Chief Executive Client & Country Management, responsible for global broker management and for ensuring that country leadership continues their critical role in bringing insurance risk products to market.
Commenting on the announcement, XL CEO, Mike McGavick said: “The operating model we put in place at the time of our integration was highly successful, as we retained business and talent beyond our expectations. Now, in-line with our commitment to make it better, we’re realigning our operations to simplify decision making and to create clearer leadership and accountability. Wherever possible, underwriting decisions will be closer to the client and broker and with a simplified review process giving us a greater ability to respond to market opportunities and drive innovation. But, importantly, our fundamental strategy remains the same as will the vast majority of XL Catlin colleagues our clients and brokers work with today.
“Much of this realignment originated with Paul Brand and his vision for how we might accelerate innovation and at the same time simplify our core businesses. Accordingly, I couldn’t think of a better candidate to help collect and accelerate our ongoing innovation initiatives. Without question, innovation of our core P&C product requires a blend of fundamental underwriting knowledge and a forward looking perspective.

“And, in this new model Greg Hendrick is the ideal candidate to lead our core P&C operations. He has led both Insurance and Reinsurance, and has been instrumental in developing the Company’s long standing strategy.”
Brand will be responsible for leveraging efforts like the Company’s ongoing innovation and insuretech efforts, including: relationships through XL Innovate, the XL-backed venture capital fund; the Company’s sponsorship of Oxbotica, a leader in autonomous systems development; the work with BlueMarble micro insurance; and internal product innovation.
Charles Cooper, currently Chief Executive Reinsurance, Bermuda will assume Greg Hendrick’s current role as Chief Executive of Reinsurance. Joe Tocco, currently Chief Executive, Americas, will become Chief Executive North America, Insurance. Jason Harris, currently Chief Executive, Global Casualty will become Chief Executive International, Insurance, while Doug Howat, currently Chief Executive Energy, Property and Construction, will become Chief Executive Global Lines, Insurance.
In addition to Lyles, leading other key P&C Capabilities will be Neil Robertson, currently Chief Executive Global Specialty who will become Chief Executive Insurance Underwriting; Paul Shedden, currently Head of Insurance Pricing and Analytics who will become Chief Executive, Insurance Pricing & Analytics; and Mark van Zanden, currently Chief Executive Ceded Re who will become Chief Executive, P&C Underwriting Capital Management.
Other leaders named as part of the P&C realignment can be found here:
http://www.xlcatlin.com/insurance/org

About XL Group Ltd

XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

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